                                                                    Exhibit 34.3

             Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Trivin, Inc.

We have examined management's assertion, included in the accompanying
"Assessment of Compliance", that FDI Collateral Management (the "Company"), a wholly-owned subsidiary of Trivin, Inc., complied with the servicing criteria set forth in Item 1(i), 4(i), and 4(ii) of Item 1122(d) of the Securities and
Exchange Commission's Regulation AB applicable for the Company as of, and for the four-day period ending March 31, 2006. Management is responsible for the
Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with standards of the Public Company
Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with servicing criteria.

As discussed in management's report, the Company determined that servicing criteria 1(ii), 1(iii), 1(iv), 2(i), 2(ii), 2(iii), 2(iv), 2(v), 2(vi), 2(vii),
2(vii)(A), 2(vii)(B), 2(vii)(C), 2(vii)(D), 3(i), 3(i)(A), 3(i)(B), 3(i)(C),
3(i)(D), 3(ii), 3(iii), 3(iv), 4(iii), 4(iv), 4(v), 4(vi), 4(vii), 4(viii),
4(ix), 4(x), 4(x)(A), 4(x)(B), 4(x)(C), 4(xi), 4(xii), 4(xiii), 4(xiv) and 4(xv)
of Item 1122(d) of the Securities and Exchange Commission's Regulation AB are
not applicable to the activities performed by the Company with respect to the
Title Administration Agreement dated February 5, 2002 being serviced.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of, and for the four-day period ending
March 31, 2006 is fairly stated, in all material respects.

/s/ Ernst & Young LLP

Hartford, Connecticut
June 16, 2006